Exhibit 3

Execution Copy

VOTING AGREEMENT

THIS VOTING AGREEMENT (“Voting Agreement”) is entered into as of September 19, 2011, by and among AZUR PHARMA LIMITED, a private limited company incorporated in Ireland (“Azur”), JAZZ PHARMACEUTICALS, INC., a Delaware corporation (the “Company”) and the stockholder signatories hereto (“Stockholder”).

RECITALS

A. Stockholder is a holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of certain shares of common stock of the Company.

B. Azur, Jaguar Merger Sub Inc., a Delaware corporation (“Merger Sub”), the Company and Seamus Mulligan solely in his capacity as the Indemnitors’ Representative are entering into an Agreement and Plan of Merger and Reorganization of even date herewith (the “Merger Agreement”), which provides (subject to the conditions set forth therein), among other of things, for the merger of Merger Sub into the Company (the “Merger”).

C. In the Merger, each outstanding share of common stock of the Company (“Company Common Stock”) is to be converted into the right to receive shares of ordinary shares of Azur.

D. Stockholder is entering into this Voting Agreement in order to induce Azur to enter into the Merger Agreement and cause the Merger to be consummated.

AGREEMENT

The parties to this Voting Agreement, intending to be legally bound, agree as follows:

SECTION 1. CERTAIN DEFINITIONS

For purposes of this Voting Agreement:

(a) “Expiration Date” shall mean the earliest of: (i) the date on which the Merger Agreement is terminated pursuant to Article X thereof; (ii) immediately following the adjournment of the meeting of the stockholders of the Company at which the Merger Agreement is adopted and approved by the stockholders of the Company; or (iii) such date and time as any amendment or change to the Merger Agreement is effected without the Stockholder’s consent that materially and adversely affects the Stockholder.

(b) Stockholder shall be deemed to “Own” or to have acquired “Ownership” of a security if Stockholder: (i) is the record owner of such security; or (ii) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such security.

(c) “Person” shall mean any individual, private or public company, corporation (including not-for-profit), general or limited partnership, unlimited or limited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature, including a government or political subdivision or an agency or instrumentality thereof.

(d) “Subject Securities” shall mean: (i) all securities of the Company (including all shares of Company Common Stock and all options, restricted stock units, warrants and other rights to acquire shares of Company Common Stock) Owned by Stockholder as of the date of this Voting Agreement; and (ii) all additional securities of the Company (including all additional shares of Company Common Stock and all additional options, restricted stock units, warrants and other rights to acquire shares of Company Common Stock) of which Stockholder acquires Ownership during the Voting Period (whether such acquisition is a result of purchases or other transfers of Company Common Stock to Stockholder or by virtue of a stock dividend, stock split, recapitalization, reclassification, subdivision, combination or exchange of shares).

(e) A Person shall be deemed to have effected a “Transfer” of a security if such Person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security to any Person other than Azur; (ii) enters into an agreement or commitment contemplating the possible sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein to any Person other than Azur; or (iii) reduces such Person’s beneficial ownership of, interest in or risk relating to such security.

(f) “Voting Period” shall mean the period commencing on the date of this Voting Agreement and ending on the Expiration Date.

SECTION 2. TRANSFER OF SUBJECT SECURITIES AND VOTING RIGHTS

2.1 Restriction on Transfer of Subject Securities. Subject to Section 2.3, during the Voting Period, Stockholder shall not, directly or indirectly, cause or permit any Transfer of any of the Subject Securities to be effected.

2.2 Restriction on Transfer of Voting Rights. During the Voting Period, Stockholder shall ensure that: (a) none of the Subject Securities is deposited into a voting trust; and (b) no proxy is granted that is inconsistent with this Voting Agreement, and no voting agreement or similar agreement is entered into, with respect to any of the Subject Securities.

2.3 Permitted Transfers. Section 2.1 shall not prohibit a Transfer of Subject Securities by Stockholder if Stockholder is a partnership or limited liability company, to one or more partners or members of Stockholder or to an affiliated corporation under common control with Stockholder; provided, however, that a Transfer referred to in this Section 2.3 shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to the Company and Azur, to be bound by all of the terms of this Voting Agreement. Any Transfer or purported Transfer of Subject Securities other than in accordance with this Section 2.3 shall be void ab initio and of no effect.

SECTION 3. VOTING OF SHARES

3.1 VOTING COVENANT. Stockholder hereby agrees that, prior to the Expiration Date, at any meeting of the stockholders of the Company, however called, or at any adjournment or postponement thereof and on every action or approval by written consent of the stockholders of the Company, unless otherwise directed in writing by Azur, Stockholder shall cause any and all issued and outstanding shares of Company Common Stock Owned by Stockholder as of the record date with respect to such meeting to be voted:

(a) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the adoption and approval of the Merger Agreement and the terms thereof, in favor of each of the other actions contemplated by the Merger Agreement and in favor of any action in furtherance of any of the foregoing;

(b) in favor of any proposal to adjourn or postpone the meeting of the stockholders of the Company to a later date if there are not sufficient votes for adoption of the Merger Agreement on the date on which such meeting is held;

(c) against any action or agreement that would result in a material breach of any representation, warranty, covenant or obligation of the Company in the Merger Agreement; and

(d) against any action which is (i) intended to impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement or this Voting Agreement, or (ii) would reasonably be expected, to impede, interfere with, materially delay, materially postpone, discourage or adversely affect in any material way the Merger or any of the other transactions contemplated by the Merger Agreement or this Voting Agreement.

Prior to the Expiration Date, Stockholder shall not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with clause “(a)”, clause “(b)”, clause “(c)” or clause “(d)” of the preceding sentence.

3.2 PROXY

(a) Contemporaneously with the execution of this Voting Agreement: (i) Stockholder shall deliver to Azur a proxy in the form attached to this Voting Agreement as Exhibit A, which shall be irrevocable to the fullest extent permitted by law (at all times during the Voting Period) with respect to the shares referred to therein (the “Proxy”); and (ii) if applicable, Stockholder shall cause to be delivered to Azur an additional proxy (in the form attached hereto as Exhibit A) executed on behalf of the record owner of any outstanding shares of Company Common Stock that are owned beneficially (within the meaning of Rule 13d-3 under the Exchange Act), but not of record by Stockholder.

(b) Stockholder shall not enter into any tender, voting or other agreement, or grant a proxy or power of attorney, with respect to the Subject Securities that is inconsistent with this Voting Agreement or otherwise take any other action with respect to the Subject Securities that would in any way restrict, limit or interfere with the performance of Stockholder’s obligations hereunder or the transactions contemplated hereby.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

Stockholder hereby represents and warrants to Azur as follows:

4.1 Authorization, etc. Stockholder has the power, authority and capacity to execute and deliver this Voting Agreement and the Proxy and to perform Stockholder’s obligations hereunder and thereunder. This Voting Agreement and the Proxy have been duly executed and delivered by Stockholder and, assuming the due authorization, execution and delivery of this Voting Agreement by Azur, constitute legal, valid and binding obligations of Stockholder, enforceable against Stockholder in accordance with their terms, subject to: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

4.2 No Conflicts or Consents.

(a) The execution and delivery of this Voting Agreement and the Proxy by Stockholder do not, and the performance of this Voting Agreement and the Proxy by Stockholder will not: (i) conflict with or violate any law applicable to Stockholder or by which Stockholder or any of Stockholder’s properties is or may be bound or affected; or (ii) result in or constitute (with or without notice or lapse of time) any breach of or default under, or give to any other Person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time) in the creation of any material lien on any of the Subject Securities.

(b) The execution and delivery of this Voting Agreement and the Proxy by Stockholder do not, and the performance of this Voting Agreement and the Proxy by Stockholder will not, require any consent of any Person.

4.3 Title to Securities. As of the date of this Voting Agreement: (a) Stockholder holds of record (free and clear of any liens (other than immaterial liens)) the number of outstanding shares of Company Common Stock set forth under the heading “Shares Held of Record” on the signature page hereof; (b) Stockholder holds (free and clear of any liens (other than immaterial liens)) the options, restricted stock units, warrants and other rights to acquire shares of Company Common Stock set forth under the heading “Options and Other Rights” on the signature page hereof; (c) Stockholder Owns the additional securities of the Company set forth under the heading “Additional Securities Beneficially Owned” on the signature page hereof; and (d) Stockholder does not directly or indirectly Own any shares of capital stock or other securities of the Company, or any option, restricted stock unit, warrant or other right to acquire (by purchase, conversion or otherwise) any shares of capital stock or other securities of the Company, other than the shares and options, restricted stock units, warrants and other rights set forth on the signature page hereof.

4.4 Accuracy of Representations. The representations and warranties contained in this Voting Agreement are accurate in all respects as of the date of this Voting Agreement, and will be accurate in all respects at all times prior to the Expiration Date as if made as of any such time or date.

SECTION 5. MISCELLANEOUS

5.1 Stockholder Information. Stockholder hereby agrees to permit Azur and the Company to publish and disclose in the proxy statement and any other public disclosure that Azur and the Company mutually determine to be necessary or desirable in connection with the Merger and any other transactions contemplated by the Merger Agreement Stockholder’s identity and ownership of shares of Company Common Stock and the nature of Stockholder’s commitments, arrangements and understandings under this Voting Agreement.

5.2 Further Assurances. From time to time and without additional consideration, Stockholder shall execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall take such further actions, as Azur may reasonably request for the purpose of carrying out and furthering the intent of this Voting Agreement.

5.3 Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Voting Agreement shall be paid by the party incurring such costs and expenses.

5.4 Notices. All notices hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered personally, sent by documented internationally-recognized overnight delivery service or, to the extent receipt is confirmed, telecopy, facsimile or other electronic transmission service to the appropriate address or number as set forth below, or to such other address as any party shall provide by like notice to the other parties to this Voting Agreement:

if to Stockholder:

at the address set forth on the signature page hereof; and

if to Azur:

Azur Pharma Limited

45 Fitzwilliam Square

Dublin 2 Ireland

Attn.: Chief Financial Officer

Tel. No.: +353 1 634 4183

Fax No.: +353 1 634 4170

with a copy (which shall not constitute notice) to:

Mayer Brown LLP

1675 Broadway

New York, New York 10019

Attn.: Reb D. Wheeler

Fax No.: (212) 849-5914

if to the Company:

Jazz Pharmaceuticals, Inc.

3180 Porter Drive

Palo Alto, CA 94304

Attn.: Carol Gamble, Senior VP, General Counsel and Corporate Secretary

Fax No.: (650) 496-3781

with a copy (which shall not constitute notice) to:

Cooley LLP

3175 Hanover St.

Palo Alto, California 94304

Attn.: Suzanne Sawochka Hooper and Jennifer Fonner DiNucci

Fax No.: +650-849-7400

5.5 Severability. Any term or provision of this Voting Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Voting Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. Upon such determination that any term or provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Voting Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

5.6 Entire Agreement. This Voting Agreement, the Proxy, the Merger Agreement and any other documents delivered by the parties in connection herewith constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings between the parties with respect thereto.

5.7 Amendments. This Voting Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of each of the parties to this Voting Agreement.

5.8 Assignment; Binding Effect; No Third Party Rights. Except as provided herein, neither this Voting Agreement nor any of the interests or obligations hereunder may be assigned or delegated by Stockholder, and any attempted or purported assignment or delegation of any of such interests or obligations shall be void. Subject to the preceding sentence, this Voting Agreement shall be binding upon Stockholder and Stockholder’s successors and assigns, and shall inure to the benefit of Azur and its successors and assigns. Without limiting any of the restrictions set forth in Section 2, Section 3 or elsewhere in this Voting Agreement, this Voting Agreement shall be binding upon any Person to whom any Subject Securities are transferred. Nothing in this Voting Agreement is intended to confer on any Person (other than Azur and its successors and assigns) any rights or remedies of any nature.

5.9 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Voting Agreement or the Proxy were not performed in accordance with its specific terms or were otherwise breached. Stockholder agrees that, in the event of any breach or threatened breach by Stockholder of any covenant or obligation contained in this Voting Agreement or in the Proxy, Azur shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to obtain: (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and (b) an injunction restraining such breach or threatened breach. Stockholder further agrees that neither Azur nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5.9, and Stockholder irrevocably waives any right he or it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

5.10 Attorneys’ Fees. If any legal proceeding relating to this Voting Agreement or the enforcement of any provision of this Voting Agreement is brought against Stockholder, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

5.11 Non-Exclusivity. The rights and remedies of Azur under this Voting Agreement are not exclusive of or limited by any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative).

5.12 Governing Law; Jurisdiction; Waiver of Jury Trial. This Voting Agreement and the Proxy shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between any of the parties arising out of or relating to this Voting Agreement, the Proxy or any of the transactions contemplated by this Voting Agreement or the Proxy, each of the parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware; (b) irrevocably waives the right to trial by jury; and (c) irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which Stockholder or Azur, as the case may be, is to receive notice in accordance with Section 5.4.

5.13 Counterparts; Exchanges by Facsimile or Electronic Delivery. This Voting Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. The exchange of a fully executed Voting Agreement (in counterparts or otherwise) by facsimile or electronic delivery shall be sufficient to bind the parties to the terms and conditions of this Voting Agreement.

5.14 Captions. The captions contained in this Voting Agreement are for convenience of reference only, shall not be deemed to be a part of this Voting Agreement and shall not be referred to in connection with the construction or interpretation of this Voting Agreement.

5.15 Waiver. Subject to the remainder of this Section 5.15, at any time prior to the Expiration Date, any party hereto may: (a) extend the time for the performance of any of the obligations or other acts of the other parties to this Voting Agreement; (b) waive any inaccuracy in or breach of any representation, warranty, covenant or obligation of the other party in this Voting Agreement or in any document delivered pursuant to this Voting Agreement; and (c) waive compliance with any covenant, obligation or condition for the benefit of such party contained in this Voting Agreement. No failure on the part of Azur to exercise any power, right, privilege or remedy under this Voting Agreement, and no delay on the part of Azur in exercising any power, right, privilege or remedy under this Voting Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Azur shall not be deemed to have waived any claim available to Azur arising out of this Voting Agreement, or any power, right, privilege or remedy of Azur under this Voting Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Azur; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

5.16 Independence of Obligations. The covenants and obligations of Stockholder set forth in this Voting Agreement shall be construed as independent of any other contract between Stockholder, on the one hand, and the Company or Azur, on the other. The existence of any claim or cause of action by Stockholder against the Company or Azur shall not constitute a defense to the enforcement of any of such covenants or obligations against Stockholder. Nothing in this Voting Agreement shall limit any of the rights or remedies of Azur under the Merger Agreement, or any of the rights or remedies of Azur or any of the obligations of Stockholder under any agreement between Stockholder and Azur or any certificate or instrument executed by Stockholder in favor of Azur; and nothing in the Merger Agreement or in any other such agreement, certificate or instrument, shall limit any of the rights or remedies of Azur or any of the obligations of Stockholder under this Voting Agreement.

5.17 Other Capacities. Notwithstanding any provision of this Voting Agreement to the contrary, nothing in this Voting Agreement shall limit or restrict Stockholder from acting in good faith in Stockholder’s capacity as a director or officer of the Company (it being understood that this Voting Agreement shall apply to Stockholder solely in Stockholder’s capacity as a stockholder of the Company).

5.18 Construction. In this Voting Agreement, unless a clear contrary intention appears:

(a) the singular number includes the plural number and vice versa;

(b) reference to any Person include such Person’s legal representatives, successors, assigns, but if applicable, only if such successors and assigns are not prohibited by this Voting Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(c) reference to either gender includes the other gender;

(d) reference to any agreement, schedule, document or instrument means such agreement, schedule, document or instrument as amended or modified and in effect in accordance with the terms thereof;

(e) reference to any law means such law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any law means that provision of such law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(f) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Voting Agreement as a whole and not to any particular Section or other provision hereof;

(g) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(h) any references herein to a specific section, schedule, annex or exhibit shall refer, respectively, to sections, schedules, annexes or exhibits of this Voting Agreement;

(i) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits (other than exhibits constituting agreements, which shall only become legally binding upon execution and delivery by the parties thereto), schedules or amendments thereto from time to time.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, Azur and Stockholder have caused this Voting Agreement to be executed as of the date first written above.

AZUR PHARMA LIMITED

/s/ Seamus Mulligan
By Seamus Mulligan

Title Chairman and CEO
JAZZ PHARMACEUTICALS, INC.

/s/ Bruce C. Cozadd
By Bruce C. Cozadd

Title Chairman and Chief Executive

Voting Agreement Signature Page

IN WITNESS WHEREOF, Azur and Stockholder have caused this Voting Agreement to be executed as of the date first written above.

VERSANT VENTURE CAPITAL II, L.P.

By: Versant Ventures II, L.L.C., its General Partner

Signature:	/s/ Samuel D. Colella

Print Name:	Samuel D. Colella

Title:	Managing Director

VERSANT SIDE FUND II, L.P.

By: Versant Ventures II, L.L.C., its General Partner

Signature:	/s/ Samuel D. Colella

Print Name:	Samuel D. Colella

Title:	Managing Director

VERSANT AFFILIATES FUND II-A, L.P.

By: Versant Ventures II, L.L.C., its General Partner

Signature:	/s/ Samuel D. Colella

Print Name:	Samuel D. Colella

Title:	Managing Director

Address:	3000 Sand Hill Rd #4-210 Menlo Park, CA 94025

Facsimile:	650-854-9513

Shares Held of Record	Options and Other Rights	Additional Securities Beneficially Owned
1,530,183		133,209

Voting Agreement Signature Page

EXHIBIT A

FORM OF IRREVOCABLE PROXY

IRREVOCABLE PROXY

The undersigned stockholder (the “Stockholder”) of Jazz Pharmaceuticals, Inc., a Delaware corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints and constitutes Azur Pharma Limited, a private limited company incorporated in Ireland (“Azur”), and Seamus Mulligan and David Brabazon, solely in their capacities as executive officers of Azur, and each of them, the attorneys and proxies of the Stockholder, with full power of substitution and resubstitution, to the full extent of the Stockholder’s rights with respect to the outstanding shares of capital stock of the Company owned of record by the Stockholder as of the date of this proxy, which shares are specified in this proxy, and all shares of capital stock of the Company that may be owned of record by the Stockholder after the date of this proxy. (The shares of the capital stock of the Company referred to in the immediately preceding sentence are referred to as the “Shares.”) Upon the execution of this proxy, all prior proxies given by the Stockholder with respect to any of the Shares are hereby revoked, and the Stockholder agrees that no subsequent proxies inconsistent with this Proxy will be given with respect to any of the Shares.

This proxy is irrevocable, is coupled with an interest and is granted in connection with, and as security for, the Voting Agreement, dated as of the date hereof, by and among Azur, the Company and the Stockholder (the “Voting Agreement”), and is granted in consideration of Azur entering into the Agreement and Plan of Merger and Reorganization, dated as of the date hereof, among Azur, Jaguar Merger Sub Inc., a Delaware corporation, the Company and Seamus Mulligan as the Indemnitors’ Representative. This proxy will terminate on the Expiration Date (as defined in the Voting Agreement).

Prior to the Expiration Date, the attorneys and proxies named above will be empowered, and may exercise this proxy, to vote any Shares owned by the undersigned, at any meeting of the stockholders of the Company, however called, or at any adjournment or postponement thereof and on every action or approval by written consent of the stockholders of the Company:

(a) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the adoption and approval of the Merger Agreement and the terms thereof, in favor of each of the other actions contemplated by the Merger Agreement and in favor of any action in furtherance of any of the foregoing;

(b) in favor of any proposal to adjourn or postpone the meeting of the stockholders of the Company to a later date if there are not sufficient votes for adoption of the Merger Agreement on the date on which such meeting is held;

(c) against any action or agreement that would result in a material breach of any representation, warranty, covenant or obligation of the Company in the Merger Agreement; and

(d) against any action which is (i) intended to impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement or this Voting Agreement, or (ii) would reasonably be expected, to impede, interfere with, materially delay, materially postpone, discourage or adversely affect in any material way the Merger or any of the other transactions contemplated by the Merger Agreement or this Voting Agreement.

The Stockholder may vote the Shares on all other matters not referred to in this proxy, and the attorneys and proxies named above may not exercise this proxy with respect to such other matters.

Proxy

This proxy shall be binding upon the heirs, estate, executors, personal representatives, successors and assigns of the Stockholder (including any transferee of any of the Shares).

Any term or provision of this proxy that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this proxy or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. Upon such determination that any term or provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this proxy so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Dated: 9/19, 2011	STOCKHOLDER

VERSANT VENTURE CAPITAL II, L.P.

By: Versant Ventures II, L.L.C., its General Partner

	Signature:	/s/ Samuel D. Colella

	Print Name:	Samuel D. Colella

	Title:	Managing Director

Dated: 9/19, 2011	STOCKHOLDER

VERSANT SIDE FUND II, L.P.

By: Versant Ventures II, L.L.C., its General Partner

	Signature:	/s/ Samuel D. Colella

	Print Name:	Samuel D. Colella

	Title:	Managing Director

STOCKHOLDER

VERSANT AFFILIATES FUND II-A, L.P.

By: Versant Ventures II, L.L.C., its General Partner

	Signature:	/s/ Samuel D. Colella

	Print Name:	Samuel D. Colella

	Title:	Managing Director

Number of shares of common stock of the Company owned of record as of the date of this proxy:

1,530,183

Proxy